Exhibit 99.1

     Baldwin Reports Higher Sales and Earnings for Third Quarter

    SHELTON, Conn.--(BUSINESS WIRE)--April 29, 2004--Baldwin Technology Company, Inc. (ASE:BLD), a leading international manufacturer of accessory and control equipment for the printing industry reported higher net sales and net income for its third fiscal quarter ended March 31, 2004.
    Net sales for the third quarter were $42,770,000 compared to $31,061,000 for the quarter ended March 31, 2003, an increase of about 38%. Net income was $705,000 or $0.05 per diluted share, in contrast to a net loss of ($1,117,000) or ($0.07) per diluted share for the third quarter of the prior year. Currency translation contributed approximately $4,700,000 to the gain in net sales, with a minimal affect on net income. Included in net income for the quarter were one-time charges of approximately $600,000 reported as other income/expense for costs incurred in connection with a Letter of Intent the Company terminated in January.
    Backlog at March 31, 2004 was down from the end of the prior quarter, at $52,900,000 ($56,800,000 at December 31, 2003), but was up
over $3,000,000 from the levels at the beginning of the current fiscal year. Orders for the current quarter were approximately $39,000,000.
    Net sales for the nine months ended March 31, 2004 were $116,724,000 compared to $99,153,000 for the comparable period in the prior year, an increase of about 18%. Year to date net income was $2,608,000 or $0.17 per diluted share compared to a loss of ($6,620,000) or ($0.44) per diluted share for the nine months ended March 31, 2003.
    Vijay C. Tharani, Vice President and CFO, commented: "Even after taking into consideration the favorable currency impact, our net sales increased by more than 22% over the comparable quarter in the prior year. Furthermore, given the Company's improved results, we are currently in discussions with our lenders to restructure our performance-based credit facility."
    Gerald A. Nathe, Chairman, President and CEO, added: "We are pleased to report these favorable results. This is our third profitable quarter in a row and the fourth successive quarter in which the Company has posted positive operating cash flow. Since the January timeframe, when Baldwin announced that it would not proceed with the Letter of Intent, the Company has performed well. Baldwin is seeing the benefits of stronger relationships between our global sales and service teams and our customers. Improvement in the global economy has also favorably impacted printing. More printers and publishers are considering capital equipment purchases, including our equipment. Baldwin's improved order activity supports our belief that printers and publishers are continuing to invest in technology and products that improve their productivity and environmental efficiency."
    In other news, the Company noted that "drupa" the world's largest print trade exhibition held once every four years, will run this year from May 6 through 19 in Dusseldorf, Germany. In keeping with the Company's theme at this show, "Setting New Standards", Baldwin will unveil new pressroom proven and environmentally responsible products and systems. "Baldwin is cautiously optimistic about sales opportunities arising from drupa", concluded Mr. Nathe.
    Baldwin plans to review its third quarter results and discuss its business outlook during a conference call today beginning at 11:00 a.m. EDST. Call in information is available on the Company's web site at www.baldwintech.com under the Investor Relations section. Interested investors are encouraged to log onto the website and participate in the call, or access the webcast of the call. Participating in the call will be Baldwin's Chairman, President and Chief Executive Officer, Gerald A. Nathe, as well as its Vice President and Chief Financial Officer, Vijay C. Tharani.



                   Baldwin Technology Company, Inc.
              Condensed Consolidated Statements of Income
           (Unaudited, in thousands, except per share data)

                                                     Quarter ended
                                                       March 31,
                                                       2004      2003
                                                  --------------------
Net Sales                                           $42,770   $31,061
Cost of Goods Sold                                   29,389    22,957
                                                  --------------------
Gross Profit                                         13,381     8,104
Operating Expenses                                   11,219    10,348
Restructuring Charges                                     0        67
                                                  --------------------
Operating Income (loss)                               2,162    (2,311)
Interest Expense                                      1,383       499
Interest (Income)                                       (34)      (58)
Other (Income), net                                    (569)   (1,248)
                                                  --------------------
Income (loss) from continuing operations before
 income taxes                                         1,382    (1,504)
Provision (benefit) for income taxes                    677      (387)
                                                  --------------------
Income (loss) from continuing operations                705    (1,117)
Discontinued operations:
  (Loss) income for operations (net of applicable
   income taxes of $0)                                    0         0
  Gain on sale (net of applicable income taxes of
   $0)                                                    0         0
                                                  --------------------
Net income (loss)                                      $705   $(1,117)
                                                  ====================
Net income (loss) per share - basic and diluted
  Continuing operations                               $0.05    $(0.07)
  Discontinued operations - income from operations     0.00      0.00
  Discontinued operations - gain on sale               0.00      0.00
                                                  --------------------
Net income (loss) per share - basic and diluted       $0.05    $(0.07)
                                                  ====================
Weighted average shares outstanding - basic          15,015    15,015
                                                  ====================
Weighted average shares outstanding - diluted        15,429    15,015
                                                  ====================

                                                      Nine Months
                                                    ended March 31,
                                                  --------------------
                                                       2004      2003
                                                  --------------------
Net Sales                                          $116,724   $99,153
Cost of Goods Sold                                   79,777    70,379
                                                  --------------------
Gross Profit                                         36,947    28,774
Operating Expenses                                   32,064    32,401
Restructuring Charges                                   426     3,404
                                                  --------------------
Operating Income (Loss)                               4,457    (7,031)
Interest Expense                                      3,738     1,817
Interest (Income)                                       (90)     (199)
Other (Income), net                                  (3,748)   (1,974)
                                                  --------------------
Income (loss) from continuing operations before
 income taxes                                         4,557    (6,675)
Provision for income taxes                            1,949       235
                                                  --------------------
Income (loss) from continuing operations              2,608    (6,910)
Discontinued operations:
  Loss from operations (net of applicable income
   taxes of $0)                                           0      (253)
  Gain on sale (net of applicable income taxes of
   $0)                                                    0       543
                                                  --------------------
Net income (loss)                                    $2,608   $(6,620)
                                                  ====================
Net income (loss) per share - basic and diluted
  Continuing operations                               $0.17    $(0.46)
  Discontinued operations - loss from operations       0.00     (0.02)
  Discontinued operations - gain on sale               0.00      0.04
                                                  --------------------
Net income (loss) per share - basic and diluted       $0.17    $(0.44)
                                                  ====================
Weighted average shares outstanding - basic          15,015    15,015
                                                  ====================
Weighted average shares outstanding - diluted        15,229    15,015
                                                  ====================




                   Baldwin Technology Company, Inc.
                 Condensed Consolidated Balance Sheets
                       (In thousands, unaudited)

                                                 March 31,   June 30,
                                                   2004       2003
Assets                                          ----------------------
  Cash and equivalents                             $12,364     $6,950
  Trade Receivables                                 38,279     32,438
  Inventory                                         25,348     22,769
  Prepaid expenses and other                         6,774      5,143
                                                ----------------------
Total Current Assets                                82,765     67,300
                                                ----------------------

Property, plant and equipment, net                   4,596      5,022
Intangible assets                                   13,622     12,364
Other assets                                        12,455     12,147
                                                ----------------------
Total assets                                      $113,438    $96,833
                                                ======================

Current liabilities
  Loans payable                                     $2,875     $3,301
  Current portion of long-term debt                 19,807     16,247
  Other current liabilities                         50,088     43,688
                                                ----------------------
Total current liabilities                           72,770     63,236
Long-term debt                                       2,365        521
Other long-term liabilities                          7,091      6,795
                                                ----------------------
Total liabilities                                   82,226     70,552

Shareholders' equity                                31,212     26,281
                                                ----------------------

Total liabilities and shareholders' equity        $113,438    $96,833
                                                ======================

    CAUTIONARY STATEMENT--This Release may contain statements regarding expected future order, backlog and sales rates, operating margins and profitability or other statements, which may constitute "forward-looking" information as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual results may differ. See Exhibit 99 to the Company's Form 10-K Report for the fiscal year ended June 30, 2003.

    CONTACT: Baldwin Technology Company, Inc.
             Helen P. Oster, 203-402-1004